CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Allspring Funds Trust and to the use of our report dated December 30, 2021 on the financial statements and financial highlights of 361 Domestic Long/ Short Equity Fund and 361 Global Long/Short Equity Fund, each a series of shares of Investment Managers Series Trust.   Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which is incorporated by reference into this Registration Statement of Form N-14.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 29, 2022